Exhibit 10.71
FIRST AMENDMENT TO
TENNECO INC. INCENTIVE DEFERRAL PLAN
     WHEREAS, Tenneco Inc. maintains the Tenneco Inc. Incentive Deferral Plan (the “Plan”);
     WHEREAS, the Plan was most recently amended and restated effective as of January 1, 2008; and
     WHEREAS, it is now desirable to further amend the Plan to make certain clarifying changes;
     NOW, THEREFORE, the Plan is hereby amended, effective as of December 1, 2009, in the following particulars:
     1. By substituting the following for the first sentence of Section 4 of the Plan:
“A Participant may elect in writing to defer receipt of all or a specified portion of his or her bonuses or incentive compensation to be received with respect to a calendar year (‘Deferral Election’), provided that the bonuses or incentive compensation, as applicable, are contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months.”
     2. By substituting the following for the first sentence of the second paragraph of Section 4 of the Plan:
“A Deferral Election must be made prior to June 30 of the calendar year in which the bonuses or incentive compensation will be awarded (but only to the extent the bonuses or incentive compensation qualify as performance-based compensation under Code Section 409A).
     3. By substituting the following for the second paragraph of Section 5 of the Plan:
“An Outside Director may elect in writing (‘Director Deferral Election’) to defer receipt of all or a specified portion of the remaining forty (40) percent of his or her annual retainer fee or any other applicable fees (‘Discretionary Deferred Fee’) received with respect to a calendar year, subject to the terms of this Plan. A Director Deferral Election must be made prior to December 31 of the calendar year preceding the calendar year to which the Director Deferral Election will apply (or such earlier date specified by the Committee) and shall be irrevocable as of such December 31. An Outside Director must make a separate Director Deferral Election with respect to each calendar year of participation in the Plan. A newly appointed or elected Outside Director shall have 30 days following his or her initial appointment or election as a director to make a Director Deferral Election with respect to his or her Discretionary Deferred Fee for services to be performed after the election and during the remainder of the calendar year of his or her initial appointment or election and any Director Deferral Election filed in accordance with this sentence shall be irrevocable when filed with the Company.”

     4. By substituting the following for Section 8(d) of the Plan:
     “(d) A Participant may elect (a ‘Distribution Change Election’) to delay the specified date in-service distribution of all or a portion of any Deferred Amount credited to such Participant’s Deferred Compensation Account for a given calendar year to a subsequent time, provided that the Distribution Change Election is filed with the Company at least 12 months before the date the in-service payment is otherwise scheduled to be paid. A Distribution Change Election that is filed in accordance with the preceding sentence shall not be effective until at least 12 months after it is filed with the Company and shall defer payment of such Deferred Amount for at least five years from the date payment would otherwise have been made (but no later than the Participant’s termination of employment, except as otherwise provided in subsection (c) above). A Participant’s Distribution Change Election shall be irrevocable when filed with the Company. A Participant may not make more than one Distribution Change Election with respect to any Deferred Amount credited to such Participant’s Deferred Compensation Account for a given calendar year.”
     IN WITNESS WHEREOF, the Company has caused the Plan to be amended as set forth herein by its authorized officer.

TENNECO INC.
By:

Its: